AMENDMENT NUMBER ONE TO
COMMERCIAL LEASE

This Amendment to Commercial Lease amends that certain lease of the premises located at 90 E Street, Suite 110, Santa Rosa, California, entered into by and between American River Bank (Tenant) and 90 E Street SR, LLC (Landlord), which lease between Tenant (formerly known as North Coast Bank, a division of American River Bank) and Landlord (formerly known as 90 E Street, LLC) commenced on or about November 13, 2011 ("Lease").

Tenant and Landlord agree to modify and amend said Lease as follows:

1. "Landlord" shall be 90 E. Street SR, LLC, a California limited liability company.

2. "Tenant" shall be American River Bank.

3. "Term" shall be a ten (10) year term from the Lease Commencement Date, with Tenant having an on-going Option to Terminate at any time effective February 1, 2026, provided Tenant gives Landlord at least 180 days' written notice. The earliest Tenant may exercise the Option to Terminate is 180 days prior to February 1, 2026.

4. The Lease Commencement Date shall be February 1, 2019

5. Effective February 1, 2019, the initial rent shall be $2.25 per square foot, with annual rent increases of three percent (3%) annually. The base rent shall be as follows:

February 1, 2019 through January 31, 2020: $8,100.00
February 1, 2020 through January 31, 2021: $8,343.00
February 1, 2021 through January 31, 2022: $8,593.29
February 1, 2022 through January 31, 2023: $8,851.09
February 1, 2023 through January 31, 2024: $9,116.62
February 1, 2024 through January 31, 2025: $9,390.12
February 1, 2025 through January 31, 2026: $9,671.82
February 1, 2026 through January 31, 2027: $9,961.98
February 1, 2027 through January 31, 2028: $10,260.84
February 1, 2028 through January 31, 2029: $10,568.66

6. Tenant's percentage share of operating expenses shall be 10.2%, with a base year of calendar year 2019, grossed up to reflect 95% occupancy and a fully assessed building at this occupancy level. Tenant shall have an annual cap on increases of three percent (3%) on all operating expenses.

7. Landlord agrees to trim the trees in front of the building signage for better sign visibility no later than November 1, 2018. Additionally, Landlord acknowledges and agrees that Tenant, at Tenant's sole cost and expense, has approval to carpet and paint the premises and add interior windows and lighting.

8. Tenant shall have two (2) five (5) year options to renew the lease at 95% of the then-current Fair Market Rent. Tenant shall provide written notification to Landlord at least 210 days in advance of the lease expiration in order to commence rent negotiations.

This Amendment Number One shall, in the event of a conflict, supersede any provisions as set forth in the Lease.

As an item of clarification, all terms set forth in the Lease shall remain unchanged except as described herein.

Dated: 9/17/18

American River Bank, Tenant

By: ______________________
Mitchell Derenzo, EVP/CFO

90 E. Street SR LLC, Landlord

By: ______________________
Gary Van Acker, Manager